EX 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
May 6, 2016		(919) 716-2716

FIRST CITIZENS BANK PURCHASES CERTAIN ASSETS, ASSUMES CERTAIN LIABILITIES OF
FIRST CORNERSTONE BANK OF KING OF PRUSSIA, PENNSYLVANIA

RALEIGH, N.C. - First Citizens Bank, a subsidiary of Raleigh-headquartered First Citizens BancShares, Inc. (Nasdaq: FCNCA), announced today that it has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) to purchase certain assets and assume certain liabilities of First CornerStone Bank of King of Prussia, Pennsylvania.

The Pennsylvania Department of Banking and Securities closed First CornerStone Bank today and appointed the FDIC as receiver. First Citizens plans to operate the former First CornerStone Bank as a division. Depositors will not sustain any losses with respect to those deposits assumed by First Citizens Bank.

“This latest agreement speaks to the strength of our company, which allows us to grow by completing select mergers and acquisitions such as this one,” said Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank. “Our bank has long been recognized for soundness and exceptional service. We assure customers of First CornerStone Bank that their deposits are safe and readily accessible. They can continue to bank without any disruption in service, and we look forward to a smooth transition.”

Today’s transaction includes the six First CornerStone Bank branch locations in the communities of Chadds Ford, King of Prussia, Malvern, Media, Phoenixville and Ridley. The Ridley Township branch will open as scheduled on Saturday, May 7. The announcement marks First Citizens Bank’s ninth FDIC-related agreement since July 2009.

Customer deposits are safe, accessible and still protected by FDIC insurance. Customers should bank as they normally do at their existing branches. They can continue to use their checks and cards and will still have online access to their accounts.

As of March 31, 2016, First CornerStone Bank had approximately $103.3 million in total assets, including gross loans of $50.4 million, and total deposits of approximately $101.0 million. Under the terms of the agreement, First Citizens Bank has the option to purchase any owned bank premises or to assume the leases on any or all of the banking offices. First Citizens was selected to complete this transaction through a competitive bidding process.

Customers with questions about their accounts should continue to contact a representative at a First CornerStone Bank branch. For more information about First Citizens Bank, they can visit firstcitizens.com or call 1.866.407.0324 between 7:00 a.m. and 11 p.m. Eastern time.

About First Citizens
Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 550 branches in 20 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $32 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit firstcitizens.com. First Citizens Bank. Forever First®.
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